Ultra Petroleum Announces Executive Leadership Transition

HOUSTON, July 15, 2014 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today announced that its Board of Directors is promoting Garland R. Shaw to Senior Vice President and Chief Financial Officer, effective August 1, 2014, and that Marshall (Mark) D. Smith, the current Senior Vice President and Chief Financial Officer, is resigning to accept a new position at a larger company. Mr. Smith will continue in his current role until August 1, 2014 to assist with second quarter financial reporting.

"We congratulate Garland on his promotion to Senior Vice President and Chief Financial Officer. He has a wealth of experience in the oil and gas industry, and we are confident he will continue to make significant and valuable contributions to our business in his new role," stated Michael D. Watford, Chairman, President and Chief Executive Officer. "We also wish Mark every success in the next stage of his career. He has been a valued member of our senior management team for many years, and we greatly appreciate his efforts on behalf of our company."

Since joining Ultra Petroleum in 2006 as Corporate Controller, Mr. Shaw has earned roles with increasing leadership and responsibility, including his promotion to the executive leadership team as Vice President and Controller in 2013. He has over 30 years of experience in the oil and gas industry, including accounting, financial analysis, and economic evaluation for large multi-national energy companies. Mr. Shaw earned an undergraduate degree in Accounting from Oklahoma State University and holds a Master of Business Administration from the University of Dallas. He is a Certified Public Accountant in the state of Texas.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and crude oil exploration, development and production. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". This release and additional information about the Company can be found at http://www.ultrapetroleum.com.

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CONTACT: Kelly L. Whitley, Director, Investor Relations, Phone: 281-582-6602, Email: kwhitley@ultrapetroleum.com